     As filed with the Securities and Exchange Commission on May 23, 2000

                                                      Registration No. 333-35358

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                       PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                          NANOPIERCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


               NEVADA                                      84-0992908
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                      Identification No.)

                       370 Seventeenth Street, Suite 3580
                             Denver, Colorado 80202
                                 (303) 592-1010
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Paul H. Metzinger
                      President and Chief Executive Officer
                          Nanopierce Technologies, Inc.
                       370 Seventeenth Street, Suite 3580
                             Denver, Colorado 80202
                                 (303) 592-1010
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              With copies sent to:
                            Robert J. Ahrenholz, Esq.
                            Joshua M. Kerstein, Esq.
                                 Kutak Rock LLP
                       717 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202
                                 (303) 297-2400
                               Fax (303) 292-7799

         Approximate date of commencement of the proposed sale to the public:
From time to time after this Registration Statement becomes effective.

                                 ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
       Title of each class                Amount         Proposed maximum     Proposed maximum        Amount of
         of securities to                 to be           offering price     aggregate offering     registration
         be registered(1)               registered           per share            price(1)             fee(4)
---------------------------------------------------------------------------------------------------------------------
Common stock                               (3)                  (3)                 (3)                $8,617
---------------------------------------------------------------------------------------------------------------------
Warrants                                   (3)                  (3)                 (3)
---------------------------------------------------------------------------------------------------------------------
Total                                 $32,640,000(2)            (3)             $32,640,000            $8,617(5)
=====================================================================================================================

------------
(1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, and shares of common stock issuable upon the exercise of common stock warrants. This registration statement covers shares of common stock and warrants.
(2) The maximum aggregate offering price of the common stock or common stock with warrants to purchase common stock registered hereunder will not exceed $30,000,000 plus a total of $2,640,000 of securities that may be issued to the placement agents or underwriters (calculated on the basis of the exercise price of the warrants that may be issued to the placement agents or underwriters pursuant to Rule 457(g)). Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, the registration fee is calculated on the aggregate maximum offering price of the common stock, and the table does not specify information about the amount of shares of common stock or warrants to be registered or the proposed maximum offering price per share of common stock or per warrant.
(3) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended. Includes a total of $2,640,000 of securities that may be issued to the placement agents or underwriters (calculated on the basis of the exercise price of the warrants that may be issued to the placement agents or underwriters pursuant to Rule 457(g)).
(4) Registration fee calculations are based on the filing fee of $264 per $1,000,000 of securities registered.
(5) The registration fee was previously paid with the Registration Statement filed on April 21, 2000.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended or until this registration statement shall become effective on such date as the commission, acting pursuant to section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to completion, dated May 23, 2000



                                   PROSPECTUS


                          NANOPIERCE TECHNOLOGIES, INC.

               Common Stock and Warrants to purchase Common Stock


     By this prospectus, we may offer, from time to time, the following securities in an amount that, in the aggregate, will not exceed $30,000,000:

     .    shares of our common stock; and

     .    warrants exercisable to purchase our common stock.

     We may offer these securities in amounts, at prices and on terms determined at the time of the offering. This prospectus may not be used to sell any offered securities unless it is accompanied by a prospectus supplement that describes the specific terms of the offering and which may add, update or change the information that is contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

     Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." The common stock also is traded on the Frankfurt Stock Exchange under the symbol "NPI" and on the Hamburg Stock Exchange under the symbol "916132." On May 22, 2000, the last reported sale price of the common stock on the OTC Bulletin Board was $2.56 per share (rounded to the nearest penny). See "DESCRIPTION OF COMMON STOCK." There is no market for the warrants offered by this prospectus and you should not expect one to be established in the future.

     Investing in our common stock or warrants involves a high degree of risk which you should consider before you invest. See "RISK FACTORS" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is May __, 2000.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
FORWARD-LOOKING STATEMENTS...................................................2
PROSPECTUS SUMMARY...........................................................3
RISK FACTORS.................................................................5
USE OF PROCEEDS.............................................................11
THE COMPANY.................................................................12
DESCRIPTION OF COMMON STOCK.................................................20
DESCRIPTION OF WARRANTS.....................................................22
PLAN OF DISTRIBUTION........................................................23
LEGAL MATTERS...............................................................24
EXPERTS.....................................................................24
AVAILABLE INFORMATION.......................................................24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................25
ABOUT THIS PROSPECTUS.......................................................25


                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company, including:

     . the rate of market development and acceptance of the interconnect technology in the industry within which we are concentrating our business activities;

     . the limited revenues and significant operating losses generated to date;

     . the possibility of significant ongoing capital requirements and our ability to secure financing as and when necessary;

     . our ability to compete successfully with the other providers of interconnect technologies;

     . our ability to retain the services of our key management, and to attract new members of the management team; and

     . our ability to obtain and retain appropriate patent, copyright and trademark protection of our intellectual properties and any of our products.

     You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY


     The following summary highlights certain information contained throughout this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors.


The Company

     Nanopierce Technologies, Inc. is in the business of pursuing the strategic application and development of our patented Particle Interconnect Technology (the "particle technology"). We have designed and are commercializing our particle technology as the Nanopierce Connection System (the "connection system").

     Our particle technology is protected by 10 patents, two pending patent applications and two patent disclosure documents that are currently in preparation, all of which we now own. The particle technology is based on modifying a contact surface by depositing on that surface metal-coated microscopic particles. Generally, the patents and patent applications relate to hard particles coated with a conductive material such as copper or nickel which are deposited onto a foundation such as a printed circuit board, a thin plate onto which electronic components are placed, a socket, connector or conductor to make electrical connections with what we believe is superior conductivity. See "THE COMPANY - The particle technology."

     Our market strategy is to offer the connection system in products, services and technology packages into market segments and commercial applications in which the connection system either has a significant cost advantage or is enabling, in that it enables electronic manufacturers to successfully produce products that may not be otherwise possible. We intend to adopt and have begun to implement a three-part approach to commercialize our particle technology. The first part of our strategy is to generate royalty revenues by forming strategic relationships with, or licensing the particle technology to, established companies in the markets in which the connection system is applicable. The second part of our strategy is to establish joint ventures with established industry participants. The third part of our strategy is to organize operating subsidiaries that produce components or systems utilizing the connection system. See "THE COMPANY."

The Offering

     We may offer, from time to time, up to $30,000,000 of the following securities:

     .    shares of our common stock; and

     .    warrants to purchase our common stock.


Use of Proceeds

     Each time that we sell our securities, we will provide a prospectus supplement that will contain the information about how we intend to use the net proceeds from each offering. See "USE OF PROCEEDS."


Description of Common Stock


     Our authorized capital consists of 100,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of our preferred stock, $.0001 par value per share. As of March 31, 2000, we had 34,435,791 shares of common stock and no shares of preferred stock issued and outstanding. See "DESCRIPTION OF COMMON STOCK."


Description of Warrants

     We may issue warrants to purchase our common stock, either independently or together with shares of our common stock. We will issue the warrants under warrant agreements. Currently there exists no public market for our warrants and no assurances can be given that a public market will develop in the future. See "RISK FACTORS--No market exists for the warrants" and "DESCRIPTION OF WARRANTS."


Risk Factors

     Your investment in the warrants and the common stock offered by this prospectus and any prospectus supplement involves a high degree of risk. See "RISK FACTORS" on page 5.

                                  RISK FACTORS


     When deciding whether or not to purchase the securities offered in this prospectus, you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, you could lose all or part of the money you paid to buy our securities.


We have a limited operating history

     Our operating history that is relevant to our current business plan is limited, and we have limited experience or business history marketing the particle technology and no experience licensing any products that use the particle technology. We cannot assure you that products using the particle technology will ever be brought to the market, even if we hire experienced personnel and go through the product testing process.


Our revenues depend on bringing the particle technology to the marketplace

     We do not anticipate generating revenues until products utilizing the particle technology are developed, marketed, manufactured and brought to the marketplace. We anticipate that developing our particle technology and products will be expensive and we cannot predict the time over which this development will take. The costs that we expect to incur include application engineering expenses, marketing costs and other general and administrative expenses. Even if we successfully develop the particle technology, we may be unable to compete successfully in the marketplace, or the development of the technology may not generate enough revenue to offset our operating costs.


We have a history of losses because our operating expenses exceed our revenues

     We recently have incurred increased operating expenses without a corresponding increase in revenues. We reported a net loss of $487,092, $1,137,334 and $3,139,439 for the fiscal years ended June 30, 1997, 1998 and 1999, respectively. Of the net loss in 1999, approximately $2,056,275 was attributable to non-cash transactions involving the issuance of stock for services or in lieu of interest payments. As of December 31, 1999, our total indebtedness was $728,964. As of March 31, 2000, our 26% shareholder, Intercell Corporation, owed us $123,811. Intercell intends to pay us these funds during the next fiscal quarter, however, we cannot assure you that we will receive this payment.


We may not be able to continue as a going concern

     Our independent auditors' report on our financial statements as of June 30,1999 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we are unable to secure significant additional financing, we may be obligated to seek protection under the bankruptcy laws and our shareholders may lose their investment.


We only have informal joint ventures or partnerships in place and cannot guarantee that any formal or additional agreements will be entered into in the future

     We believe that our long-term profitability and growth depends on entering into licensing or joint venture relationships with various manufacturers to develop and market products using the particle technology. We have recently had discussions with several interested parties but have not entered into any formal agreements to date. We cannot assure you that any additional informal agreements will ever be entered into, or that any formal agreements that we enter into in the future will be profitable. Our business could be negatively impacted if we fail to enter into formal agreements or more informal arrangements.


Our inability to establish a market presence with our particle technology could cause consumers to use alternative technologies

     We believe that it is important to establish a market presence for our particle technology within the next two years. Any delay in establishing the particle technology could cause prospective customers to use alternative technologies. To achieve a market presence, we have begun negotiating to enter into joint ventures, licensing or other similar arrangements with one or more manufacturers. However, we cannot assure you that these attempts will be successful. Any loss of our potential customers to alternative technologies could adversely affect our business and financial condition.


We may be unable to meet our ongoing needs for additional capital

     We cannot accurately predict how much money we will need to implement our strategic business plan or to continue operations. Our future capital requirements, the likelihood that we can obtain money and the terms of any financing will be influenced by many different factors, including:

     .    our revenues;

     .    the status of competing products in the marketplace;

     .    our performance in the marketplace;

     .    our overall financial condition;

     .    our business prospects;

     . the perception of our growth potential by the public, including potential lenders;

     . our ability to enter into joint venture or licensing relationships to achieve a market presence; and

     . our progress in developing, marketing and selling the particle technology.

     While were are confident, based on recent discussions, that we will be able to obtain adequate financing in a timely fashion, if we cannot obtain adequate financing or if the terms on which we are able to acquire financing are unfavorable, our business and financial condition could be negatively affected. We may have to delay, scale back or eliminate some or all of our development and manufacturing programs, if any. We may also have to go to third parties to seek financing, and in exchange, we may have to give up rights to some of our technologies, patents, potential products or other assets.


We cannot guarantee the quality, performance or reliability of our products

     We have no prior experience in taking technology to the manufacturing or production stage. We plan to have licensees or co-joint venturers manufacture products using the particle technology. We expect that the customers of these products will demand quality, performance and reliability. We cannot assure you that our future licensees or co-joint venturers will be able to meet the quality control standards that may be established by equipment manufacturers and other customers of products utilizing the particle technology.

There may be insufficient demand for our particle technology


     We must convince our potential customers that the particle technology is technologically sound and can be manufactured efficiently and cost-effectively before connector manufacturers and electronic equipment manufacturers will be willing to use our technology. To create this consumer demand, we have to successfully market and sell our new technology. Even after these efforts, our particle technology may not be viewed by consumers as an improvement over existing technologies and may not achieve commercial acceptance.


We may be unable to hire and retain key personnel

     Our future success depends in part on the continued contributions of our key technical and senior management personnel. Our success also depends on our ability to attract and retain additional qualified technical personnel with experience in manufacturing and personnel with experience in marketing. We may be unable to attract or retain these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be adversely affected.


We may be unable to successfully compete in the marketplace

     The interconnect market is highly competitive. We will compete with suppliers of other interconnect technologies such as Thomas and Betts, Alpha Metals and major electronic technology manufacturing leaders such as Philips, Siemens and IBM. We are disadvantaged competing against these competitors in several different areas, including:

     .    financial resources;

     .    technological resources;

     .    manufacturing capabilities;

     .    diversity of revenue sources and business opportunities;

     .    personnel and human resources; and

     .    research and development capabilities.

     Our larger competitors have long-term advantages over us in research and new product development and have a greater ability to withstand periodic downturns in the interconnect market because they have diverse product lines that can provide revenue even when there is a downturn in the interconnect market.

     We are also in competition with new technologies and products that have not yet been developed. Our ability to compete successfully depends in part on our capability to upgrade our products and quality control procedures and to adapt to technological changes and advances in the electronics industry. To compete, we must make sure that products that are introduced with our technology remain compatible with evolving generations of electronic components and manufacturing equipment. We cannot assure you that we will be successful in these endeavors.


Changes in technology could render our particle technology obsolete

     The interconnect market is subject to rapid technology changes. New products are introduced, old products are enhanced and others become obsolete. The entire interconnect market may be replaced by a newer form of technology. To be competitive in this quickly evolving market, we must develop, market and sell our products on a timely and cost-effective basis. We also must respond to the ever changing requirements and demands of our customers. Our success in developing new or enhanced technologies depends on successful new product selection and integration of our particle technology into products. Our success will also depend on how quickly competitors can design and develop competing products and technologies. We cannot assure that we will be successful in selecting, developing, and marketing new technologies or that errors or flaws in the new technologies will not prevent or delay market acceptance. If we cannot introduce technologies and products that satisfy market demands in a timely manner, we may be negatively affected.

We may be unable to obtain and retain appropriate patent, copyright and trademark protection of our products

     We protect our intellectual property rights through patents, trademarks, trade names, trade secrets and a variety of other measures. However, these measures may be inadequate to protect our intellectual property or other proprietary information.

     . Trade secrets may become known by third parties. Our trade secrets or proprietary technology may become known or be independently developed by competitors.

     . Rights to patents and trade secrets may be invalidated. Disputes may arise with third parties over the ownership of our intellectual property rights. Patents may be invalidated, circumvented or challenged, and the rights granted under those patents that provide us with a competitive advantage may be nullified.

     . Problems with future patent applications. Pending or future patent applications may not be approved, or the scope of the granted patent may be less than the coverage sought.

     . Infringement claims by third parties. Infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification may be asserted by third parties in the future. If any claims or actions are asserted against us, we can attempt to obtain a license for that third party's intellectual property rights. However, the third party may not provide a license under reasonable terms, or may not provide us with a license at all.

     . Third parties may develop similar products. Competitors may develop similar products, duplicate our products or may design around the patents that are owned by us.

     . Laws in other countries may insufficiently protect intellectual property rights abroad. Foreign intellectual property laws may not adequately protect our intellectual property rights abroad. Our failure to protect these rights could adversely affect our business and financial condition.

     . Litigation may be required to protect intellectual property rights. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the rights of third parties or to defend against claims of infringement or invalidity by third parties. Such litigation could be expensive, would divert resources and management's time from our sales and marketing efforts, and could have a materially adverse effect on our business, financial condition and results of operations and on our ability to enter into joint ventures or partnerships with others.

License rights to particle technology may limit our ability to compete


     Before we acquired the patents, patent applications and licenses from the original owners of the particle technology, the inventor of the particle technology granted five companies exclusive and non-exclusive licenses to use the patents and patent applications relating to the particle technology. At this time, only two of the five licensees are using our technology and none of these licenses relate to either smart card or smart label technology. These licenses restrict us as follows:

     . Exclusive licenses prevent us from competing against the exclusive licensees. We cannot compete in the fields in which exclusive licenses have been granted. An exclusive license was granted in the field of sockets for use in the automated handling and testing of integrated circuits, a type of semiconductor in which a number of transistors and other elements are combined to form a more complicated circuit.

     . Non-exclusive licenses allow licensees to compete against us in certain areas. The licensees with non-exclusive licenses can compete directly with us or our other future licensees. Non-exclusive licenses have been granted to use the particle technology for electrically conductive components, laminate-based and metal-based products and semiconductor products. If the present licensees decide to compete with us or our future licensees, this competition could adversely affect our business.


We do not expect to pay dividends in the foreseeable future

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

No market exists for the warrants

     No public market exists to trade the warrants offered in this prospectus and we do not intend to have the warrants listed on any national securities exchange or quoted through the NASDAQ automated quotation system. We cannot assure you that there will be a market to sell the warrants, or the price at which holders would be able to sell their warrants. The price that holders would be able to obtain depends on many factors, including our operating results and the market for similar securities. See "DESCRIPTION OF WARRANTS."

State Blue Sky Laws may prevent sales of securities

     Before we or any seller can sell any securities to a purchaser, state securities laws require that the securities be registered or qualified for sale in the state where the purchaser resides, or else fall within an exemption from registration. We will not knowingly sell the securities to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale or exempt. However, there is a risk that purchasers may buy the securities in the after-market or may move to jurisdictions in which the securities are not registered, qualified, or exempt. We cannot guarantee that any purchaser will be able to effect any required registration or qualification.

This offering and the sale or exercise of our existing securities could cause dilution of existing holders of the common stock by decreasing the price of our common stock


     The market price of the common stock could be adversely affected by sales of substantial amounts of common stock in the public market after this offering, by the perception that those types of sales could occur or by the fact or perception of events which would have a dilutive effect on the market for the common stock. As of March 31, 2000, we had 34,435,791 shares of our common stock outstanding or 52,470,504 shares of our common stock on a fully diluted basis. After this offering, we could have up to an additional $30,000,000 market capitalization of our common stock outstanding, which, based on our stock price as of March 31, 2000, would represent an additional 5,853,659 shares of our common stock, which would represent 14.53% of our common stock outstanding or 10.04% of our common stock outstanding assuming the conversion and exercise of all outstanding securities into shares of our common stock, each as of March 31, 2000. Future transactions with other investors could further depress the price of our common stock because of additional dilution. See "DESCRIPTION OF SECURITIES."


Our common stock price could be effected by the ability of holders of our common stock to sell their stock


     The market price of our common stock will be influenced by the ability of common stock holders to sell their stock.

     . Freely Transferable Shares of Common Stock. Of the 34,435,791 shares of our common stock that were outstanding as of March 31, 2000, approximately 17,139,466 shares currently are freely transferable and constitute the "float" in the public market for the common stock.

     . Restricted Shares of Common Stock. Of the 34,435,791 shares of our common stock that were outstanding as of March 31, 2000, approximately 17,296,325 shares of our common stock currently are "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act. These restricted securities cannot be sold unless they are registered under the Securities Act, or unless an exemption from registration is otherwise available, including the exemption that is contained in Rule 144. Under Rule 144, a person that is holding our common stock can sell shares based generally on certain limitations as described below.

          . Affiliates. Any "affiliate," as that term is defined under the Securities Act, who has beneficially owned our common stock for at least a year, can sell shares of our common stock subject to the following volume limitation: in any three-month period, the affiliate cannot sell more shares of our common stock than the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the then outstanding shares of common stock during the four calendar weeks preceding the sale.

          . Non-affiliates. A person who is not deemed our "affiliate" who has beneficially owned shares of our common stock for at least a year can sell shares of our common stock subject to the same volume limitation described above. Alternatively, a person who is not our "affiliate" who has beneficially owned shares of our common stock for at least two years can sell shares of our common stock without regard to this volume limitation. See "DESCRIPTION OF SECURITIES," and "PLAN OF DISTRIBUTION."

We could issue preferred stock that could adversely effect the rights of the common stock holders


     We are authorized to issue up to 5,000,000 shares of our preferred stock, $.0001 par value per share. Our articles of incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue preferred stock to finance our operations. We may authorize the issuance of our preferred stock in one or more series. In addition, we may set several of the terms of the preferred stock, including:

     .    dividend and liquidation preferences,

     .    voting rights,

     .    conversion privileges,

     .    redemption terms, and

     . other privileges and rights of the shares of each authorized series of preferred stock.

     The issuance of large blocks of preferred stock could have a dilutive effect on our existing shareholders and it can negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue or preferred stock to third parties as a method of discouraging, delaying or preventing a change in control in our present management or we could issue preferred stock that has disproportionate voting rights.

     The resale of our common stock by you may be limited because of its low price which could make it more difficult for broker/dealers to sell our common stock

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to some exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stock can occur.

     In addition, if our common stock is not quoted on NASDAQ or if it does not meet an exception to the penny stock regulations cited above, trading in our common stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend penny stocks to persons that are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.

     The regulations could limit the ability of broker/dealers to sell our common stock and thus the ability of purchasers of our common stock to sell our common stock in the secondary market if our common stock has a market price of less than $5.00 per share.

                                 USE OF PROCEEDS

     Each time that we sell our securities described in this prospectus, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes including funding operations, expanding production, marketing and sales, working capital and, possibly, to acquire other technologies. However, no assurance can be given that any of our securities will be sold.

                                   THE COMPANY

     We were incorporated on June 22, 1996 as Sunlight Systems, Ltd., a Nevada corporation. Our corporate offices are located at 370 - Seventeenth Street, Suite 3580, Denver, Colorado 80202, and our telephone number is (303) 592-1010. Our common stock is traded on the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol "NPCT." Our common stock is also traded on the Frankfurt Stock Exchange under the symbol "NPI" and on the Hamburg Stock Exchange under the symbol "916132."

Overview

     We were incorporated as Sunlight Systems, Ltd. From June 22, 1996 through November 1996, we were engaged in limited activities as a dealer and distributor of sun tunnels. This business, however, was discontinued and substantially all assets were sold in November of 1996. From that time until February 1998, we were generally inactive and reported no significant operating revenues.

     On February 26, 1998, we changed our name to Nanopierce Technologies, Inc. and we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado Corporation, a wholly owned subsidiary of Intercell Corporation, a Colorado Corporation and our affiliate. In exchange for the assets of Particle Interconnect Corporation, we issued 7,250,000 shares of our common stock and 100 shares of our Series A Preferred Stock, convertible into 7,250,000 shares of common stock to Intercell Corporation. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology.

The particle technology--Nanopierce Connection System

     Our particle technology is protected by 10 patents, two patent applications and two patent disclosure documents that are currently in preparation, all of which we now own. The particle technology can be used to make highly reliable electrical connection without the need for soldering or traditional connector methods. The particle technology is based on modifying a contact surface by depositing on that surface metal-coated microscopic particles. Generally, the patents and patent applications relate to hard particles coated with a conductive material such as copper or nickel which are deposited onto a foundation such as a printed circuit board, a socket, connector or conductor to make electrical connections with what we believe is superior conductivity. The particle technology can be used on many different bases, whether flexible, rigid, metallic or non-metallic.

     The particle technology begins with metallized, treated diamonds or other hard particles, which have been closely screened to a specified size. The particles are tightly classified in sizes ranging from 5 microns to 125 microns, depending upon the product application. These electrically conductive particles are attached onto contact sites using standard printed circuit board manufacturing processes. The embedded particles create a surface with many points that provide numerous parallel electrical paths by allowing electricity to penetrate through an oxide, which is a non-conductive material, without requiring the wiping action of conventional contacts. Wiping action refers to the mechanical removal of oxides by sliding or rubbing the contact surfaces together. We believe that our non-wiping, oxide penetrating particle technology is capable of penetrating surface contamination and oils to create an effective and reliable electrical contact.

     The particles concentrate any contact force that is applied into a very small area or point. This concentration of contact force gives the particle the pressure, the force per square unit area, required to pierce oxides and other contaminants on most surfaces without requiring large amounts of force on the connector contact. The particle technology allows reliable connections to be made with as little as 10 grams of force per contact. This low level of force is sufficient to drive the particles through any oxides on an electrical contact surface, such as an input/output pad on an individual integrated circuit which is attached to a supporting surface. Moreover, the particles do insignificant damage to the mating surface. This provides a long service life in which many reconnections are possible because there is very little degradation of the contact surface.

     These particles can be applied to a variety of "substrates," which are foundations that provide a supporting surface, which can be flexible, rigid, metallic or non-metallic in nature. We have designated our particle technology in commercial settings as the Nanopierce Connection System (the "connection system").

Sales and Marketing Strategy

     Our market strategy is to offer the connection system in products, services and technology packages in those market segments and commercial applications in which the connection system has a significant cost advantage or is enabling, in that it enables electronic manufacturers to successfully produce products that may not be otherwise possible. This strategy has, until recently, taken longer than expected due to litigation which has been resolved in our favor. See "--Legal Proceedings."

     We intend to adopt and have begun to implement a three-part approach to commercialize our particle technology. The first part of our strategy is to generate royalty revenues by forming strategic relationships with, or licensing the particle technology to, established companies in the markets in which we plan to compete and which generally have high entry barriers, including markets with entrenched competitors or foreign laws that effectively prohibit competition. We believe that the licensing of our technology to major industry partners will increase the speed at which particle technology is implemented and adopted and will also help to establish "brand" recognition for the particle technology.

     The second part of our strategy is to establish joint ventures with established industry participants. This strategy is designed to tap into existing markets and to establish leadership in markets requiring special skills or high capital investment. We have begun negotiations to establish these joint ventures. See "--Strategic Alliances" herein.

     The third part of our strategy is to organize two operating subsidiaries that produce components or systems utilizing the connection system in new market segments which have few or no established competitors and in which we believe we may be able to dominate with our technology. This strategy is designed to permit us to become one of the first to act within the emerging markets that are created by newly available technology advances or improvements. Also, we believe that we can capture additional value by controlling production in segments that have low capital requirements. We recently organized one operating subsidiary (as described below) to produce smart labels, which has low capital requirements and at the current time has no entrenched competitors. The second subsidiary that we propose to organize would apply our technology to "semiconductor wafers," that would eliminate the need for wire bond connections between the semiconductor and the system. The capital requirements for this second subsidiary would be very low and would involve technology that we believe would be completely new to the worldwide industry.

Implementation Plan

     We also intend to implement our sales and marketing strategy through various proposed divisions in addition to the subsidiaries described above.

Technology Division

     The "technology division" will include an application development team that will play a role analogous to corporate research and development or engineering by developing new applications for internal and external customers. This team also will allocate a portion of its resources for technology enhancement.

Business Development Division

     Initially, the "business development division" will support all departments conducting revenue generating activities with sales and marketing. Later, the smart label subsidiary that was recently organized and the proposed semiconductor wafer subsidiary will each assume responsibility for its own marketing, while the business development division will continue to represent the technology transfer division (as defined below) to the industry. The business development division will also monitor the industry for acquisition and other strategic growth opportunities.

Technology Transfer Division

     The "technology transfer division" represents a department which will conduct revenue generating activities based on commercial use of the connection system outside our company through licensees and other strategic partners. This division will support our licensees and partners with the installation of the connection system and the related training and support. Personnel for these activities will be drawn from the technology division, but costs that are directly associated with technology transfer activities will be charged to this division.

Operating Subsidiaries

     On January 19, 2000, we incorporated a wholly owned subsidiary, NanoPierce Card Technologies GmbH, a German corporation in Munich, Germany. The subsidiary was formed to focus all of our business activities relating to the emerging smart card and smart label markets, and to better capitalize on our expectations of these applications, including the licensing of our technology.

     We also propose to organize a second subsidiary that would apply our technology to "semiconductor wafers." This would eliminate the need for wire bond connections between the semiconductor and the system.

     These operating subsidiaries would each act as independent divisions which will conduct revenue generating activities. Both of the subsidiaries would support a minimal level of technology and engineering effort and will rely on the technology transfer division for technology and engineering efforts. This allocation strategy will minimize redundant technology development efforts among divisions.

Smart Cards and Smart Labels

     Commencing in January 1999, we successfully introduced our technology to applications in the manufacturing of smart cards. Of particular significance to manufacturers of contactless smart cards is the desire to obtain a secure, efficient connection between the microprocessor chip and the radio antenna in what are known as dual interface smart cards and contactless smart cards.

     Smart cards are plastic, flexible credit-card size devices embedded with a powerful microchip, designed to store and process information. Reliable connections in flexible applications are crucial to the card's operation. Smart cards are used as phone cards, health cards, identification cards, pay television cards, meter cards, bank cards, transportation tickets, access control cards and automatic dispenser cards. Contactless smart cards collect the energy to operate from a radio frequency emitted by a fixed or handheld reader device; therefore, they do not need a battery.

     A smart label is a paper thin identification label with a programmable integrated circuit inside and an antenna connected to it. The smart label communicates through radio frequency signals with a fixed position or hand held reader or writer over distances up to one meter. Smart labels collect the energy to operate from a radio frequency field emitted by a fixed or handheld reader device; therefore, they do not need a battery. The "substrate," or the foundation that provides a supporting surface, for a smart label is paper or plastic yielding a paper-thin flexible label, which can be self-adhesive and can be printed on. Uses for contactless smart labels include:

     .    labels applied to shipping or courier parcels;

     .    airline baggage tags;

     .    retail labels applied directly by the manufacturer to the product,

     . identifying the manufacturer, product type, production lot and a digital signature to prove genuineness;

     .    labels for inventory control; and

     .    labels for rental services, such as libraries and video stores.

     We believe that the market for smart cards and smart labels is poised for explosive growth. However, the lack of a cost-effective and reliable system for electrical connection of the microchip to the contact plate or antenna is a critical bottleneck holding the industry back. The industry cannot satisfy the market demands for cost-effective and reliable contactless smart cards and smart labels with the current technologies. We believe that the particle technology in the connection system may be the solution for the industry.

     We believe that we are strategically positioned to become a major participant in the large and growing smart card and smart label market. Current technologies cannot satisfy the cost and reliability demands of this market. The connection system can meet the cost and reliability demands because (a) it provides single-step, low-cost manufacturing procedures; (b) it provides reliable connection on flexible substrates; and (c) it is thin enough to be used in the manufacturing of smart labels. Moreover, none of the outstanding licenses that have been granted with respect to the connection system relate to either smart card or smart label technology.

Strategic Alliances

     In the Spring of 1999, we implemented our strategic business plan by forming strategic alliances intended to result in joint ventures to develop applications for our technology in the smart card and smart label industry. In that regard, we have successfully concluded three strategic alliances with participants in the industry and have also entered into four other informal agreements or discussions, each as described below. No assurances can be given to you that any of these agreements will generate revenues for us or will be profitable to us.

MULTITAPE GMBH & CO., KG AGREEMENT

     On April 15, 1999, we entered into an application development agreement with Multitape, GmbH & Co., KG, of Paderborn, Germany to develop an application of the particle technology on chip module substrate tapes manufactured by Multitape. Multitape is a major supplier of chip module substrate tapes to numerous card manufacturers, including most all of the largest card manufacturers in the world, and continues to supply us with these tapes for testing with our technology. Should the ongoing tests of the technology on the substrate tapes and in various electronic applications prove successful to our satisfaction and to the satisfaction of Multitape, we have agreed with Multitape to enter into a more formal arrangement to commercialize the opportunity. As a result of our recent business developments including the completion of a financing, we anticipate that our business activities with Multitape will increase.

MEINEN, ZEIGEL & CO. AGREEMENT

     On May 17, 1999, we entered into a technology cooperation agreement with Meinen, Zeigel & Co. ("Meinen"), a company based in Munich, Germany, to develop applications of our technology for dual interface smart card modules and the qualification and industrialization of a chip module embedding process on Meinen equipment. Meinen is a developer, manufacturer and supplier of equipment used in the production of smart cards. Many of the world's largest smart card manufacturers utilize Meinen equipment to produce standard smart cards, contactless smart cards and dual interface cards. When we entered into this technology cooperation agreement with Meinen, we expected that Meinen would design new equipment based around the new manufacturing process enabled by adoption of our technology, which would allow them to design less expensive, more efficient, higher output, simpler production equipment. Due to internal corporate changes in Meinen, however, currently we are unable to predict if we will be able to enter into a formal joint venture agreement with Meinen to further implement the commercial exploitation of our technology.

ORGA KARTENSYSTEMES, GMBH AGREEMENT

     On June 11, 1999, we entered into a technology development agreement with ORGA Kartensystemes, GmbH ("ORGA"), of Flintbek, Germany, one of the world's largest smart card manufacturers. ORGA is working with us to apply the connection system to the design and manufacture of dual interface smart cards, particularly the connection between antenna and chip modules. We are still in the process of meeting the testing and qualification standards of ORGA. If the testing and qualification standards are met, we anticipate that we will enter into a formal joint venture or direct licensing of ORGA relating to this application of our technology.

CIREXX CORPORATION AGREEMENT

     In addition to the three agreements described above, we have also entered into an agreement-in-principle to form a joint venture or limited liability partnership with Cirexx Corporation located in Santa Clara, California. Cirexx Corporation is a world leader in the quick turn prototype design and production manufacturer of high technology, digital, radio frequency and analog flexible circuits and mixed technologies.

     The proposed joint venture or limited liability partnership will be organized to commercially exploit the connection system in all applications for which an exclusive license to others has not been issued. We are in the process of developing a joint marketing plan to address anticipated consumer demand for the connection technology in Cirexx products and processes and the equipment modifications and other technical working arrangements that must be made in order for Cirexx Corporation to be able to market and apply the connection technology from their facilities.

SCHLUMBERGER SYSTEMES, S.A.

     We have entered into a confidential disclosure agreement with Schlumberger Systemes, S.A. effective July 8, 1999. We are currently in the process of exchanging information with Schlumberger Systemes, S.A. relating to the application of our technology to dual interface smart cards and other applications.

TAIKO DENKI, LTD. PROPOSAL

     In addition to the strategic alliances described above, we are in discussions with other companies in the smart card industry relating to possible application of our technology to their product lines. Further, we are expanding the scope of our strategic business activities to now embrace potential applications of the connection system in the connector market. For example, we are currently in discussions with Taiko Denki, Ltd. ("Taiko"), one of Japan's leading connector manufacturers relating to the application of our technology to the connector products of Taiko. We have submitted a formal proposal to Taiko relating to the formation of a strategic business relationship. No assurances can be given that any proposal will be adopted.

Research and Development

     To date, we have not incurred any significant amount on research and development costs and we do not intend to incur any material research and development costs during the next fiscal year. We hope to avoid incurring substantial research and development cash requirements by entering into joint ventures with others for the development of future products utilizing the particle technology.

Competition

     Competition in the electronic connector market is fierce. The principal competitive factors are product quality, performance, price and service. While we are unaware of any competitors using hard particles as an interconnect material, we and our licensees face competition from well established firms with other interconnect technologies. However, most of these competitors apply their technologies to very narrow markets or applications and most have had only limited success in mass commercialization of their technologies.

     We will face competition from the development of existing and future competing technologies. There currently exist approximately 28 different technologies that can be used to create interconnect solutions, including:

     . soldering, which uses an easily melted metal alloy to form a permanent joint between two parts;
     . wire bonding, which uses a wire connection created by applying heat and pressure;
     .    dendrite crystals, a pointed crystal used to make connections by IBM;
     . gold dot technology, which is connection technologies that use gold bumps;

     .    elastomers, which uses rubber-like synthetic materials; and
     . conductive adhesives, which glues two metal surfaces together to form an electrical connection.

     These technologies currently are produced by materials and chemical suppliers, flexible and rigid printed circuit board manufacturers, as well as electronics manufacturers who produce their own materials and interconnect systems. Many of these competitors have substantially greater financial and other resources than we do. We believe that each existing technology currently has unacceptable limitations with regard to electrical and mechanical performance, manufacturability or cost as compared to the particle technology. However, there are no assurances that our particle technology can successfully compete with current or future technologies.

Intellectual Property

     We will rely on a combination of patents, patent applications, trademarks, copyrights and trade secrets to establish and protect our proprietary rights in the particle technology. As previously described, we currently own ten U.S. patents, which expire from February 14, 2006 to October 15, 2013, two pending patent applications, two patent applications in preparation and other intellectual property relating to the particle technology.

     Before our acquisition of the particle technology, Louis DiFrancesco, the inventor of the particle technology or the companies controlled by him granted the following exclusive and nonexclusive licenses to pursue the patents and patent applications relating to the particle technology:

     . an exclusive license to Exatron Automatic Test Equipment Inc. ("Exatron") for use in the field of sockets in the automated handling and testing of integrated circuits and some non-exclusive rights;
     . an exclusive license, that has since been terminated, to MicroModule Systems, Inc. for use in the field of some Multi-Chip Module thin film bases, except attached or associated products including integrated circuits, socket, lids, heat sinks, housings and printed circuit boards;
     . a non-exclusive license to Johnson-Matthey Semiconductor Packagings, Inc. ("Johnson-Matthey") for use in the field of laminate-based base products;
     . a non-exclusive license to Multiflex, Inc. for use in the field of the laminate-based bases and metal bases; and
     . a non-exclusive license to Myers Consulting, Inc. for use in the field of laminate-based bases, metal bases, and wafer or semiconductor products.

These licenses have indefinite terms and, provided that the conditions specified in the licenses are met, can be terminated by either party by written notice. We retain the right to exclude all other companies from using our patented technology without a license. We may license other companies as we choose, provided the licenses are consistent with the exclusive licenses previously granted and other licensing restrictions that may appear in the prior licenses. None of these licenses apply to smart cards or to smart labels.

     All but the Exatron and Johnson-Matthey license agreements have been idle since their acquisition by us and, as a result, have not produced any royalty fees for us. Royalties under the Exatron agreement are being held and will continue to be held in an escrow account, and maintenance payments on one license are being held in a reserve account, outside of our control, until various legal issues are resolved. Louis DiFrancesco has the right and the obligation to pursue any royalties due under the Johnson-Matthey license agreement and, to the extent that he has been unable to obtain judgment and payment from Johnson-Matthey on royalties for a six month period that has already expired, we are obligated to guarantee any unpaid royalty balance and retain a right to pursue Johnson-Matthey for the unpaid balance. We have not been advised whether Mr. DiFrancesco has obtained any royalty payments from Johnson-Matthey and we estimate that the total amount of our guarantee to Mr. DiFrancesco could be as much as approximately $170,000. See "--Legal Proceedings."

     In addition, a two-year non-exclusive license has been issued to Louis DiFrancesco. Pursuant to the license, Mr. DiFrancesco is entitled to produce all sockets for all customers (except for sockets used in the automated handling and testing of integrated circuits) as well as layer to layer interconnections for one confidential customer. The license expires two years from its date of issuance, and is renewable for an additional two year period and will continue to be renewable for two year periods so long as a minimum payment of $25,000 on royalties from actual application of the technology are paid. See "--Legal Proceedings."

     In December 1998, MicroModule Systems, Inc. terminated all of its business operations and sold its assets to an industry associate. MicroModule Systems, Inc. is currently in liquidation under the United States Bankruptcy Code. As a result of this, we have terminated the license of MicroModule Systems, Inc.

     There can be no assurance that patents will be issued from any of the pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad enough to protect our particle technology. While we intend to vigorously protect our intellectual property rights, there can be no assurance that any patents held by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Litigation may be necessary to enforce our patents, patent applications, trade secrets, licenses and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement.

     Litigation involving our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our business and results of operations regardless of the final outcome of the litigation. Despite our efforts to maintain and safeguard our proprietary rights, there can be no assurances that we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies. The semiconductor and interconnect industries are characterized by uncertain and conflicting intellectual property claims. We have in the past and may in the future become aware of the intellectual property rights of others that we may be infringing, although we do not believe that we are infringing any third-party proprietary rights at this time. To the extent that we deem it necessary, we may license the right to use technologies that are patented by others in products that they manufacture. There can be no assurance we will not in the future be notified that we are infringing other patent or intellectual property rights of third parties. In the event of infringement, there can be no assurance that a license to the technology in question could be obtained on commercially reasonable terms, if at all, that litigation will not occur or that the outcome of this litigation will not be adverse to us. The failure to obtain necessary licenses or other rights, the occurrence of litigation arising out of infringement claims or an adverse outcome from infringement litigation could have a material adverse effect on our business. In any event, patent litigation is expensive, and our operating results could be materially adversely affected by any infringement litigation, regardless of its outcome.

     We intend to protect our trade secrets and proprietary technology, in part, through confidentiality and non-competition agreements. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by others.

     In addition, the laws of some foreign countries do not offer protection of our proprietary rights to the same extent as do the laws of the United States.

Government Regulation

     We believe that we are in substantial compliance with all material federal and state laws and regulations governing our limited operations. Compliance with federal and state environmental laws and regulations did not have a material effect on our capital expenditures, earnings or competitive position during the year ended June 30, 1999 or the fiscal quarters ended September 30, 1999 and December 31, 1999.

Employees

     As of May 17, 2000, we had a total of 10 employees. All four of our principal officers, including Paul H. Metzinger, Dr. Herbert J. Neuhaus, Dr. Michael E. Wernle and Kristi J. Kampmann, have signed employment agreements with us. In addition, our newly formed subsidiary, Nanopierce Card Technologies GmbH, employs four persons, including Dr. Michael E. Wernle, all of whom have signed employment agreements. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are excellent.

Legal Proceedings

     We were involved in litigation with Louis DiFrancesco, the inventor of the particle technology, relating to ownership of our intellectual property and the rights as to who should receive royalty payments from licenses. Based on a Final Order, Declaratory Judgment and Injunction entered on November 30, 1999, we own all of the right, title and interest to the intellectual property that was under litigation. Mr. DiFrancesco is entitled to royalty payments, maintenance fees and other amounts from the licensees relating to the patents that were outstanding as of September 3, 1996 and is granted a license to produce sockets and for layer to layer interconnections for one customer as described more fully above under "--Intellectual Property." On March 29, 2000, Mr. DiFrancesco filed a Notice of Appeal with the Colorado Court of Appeals.

                           DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of our preferred stock, $.0001 par value per share. As of March 31, 2000, we had 34,435,791 shares of common stock and no shares of preferred stock issued and outstanding.

General

     Each share of common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share with respect to voting, liquidation and dividend rights. Holders of the common stock are entitled to receive the dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. Holders of the common stock have no conversion rights and are not entitled to any preemptive or subscription rights. The common stock is not subject to redemption or any further calls or assessments. The common stock does not have cumulative voting rights in the election of directors.

     The transfer agent for the common stock is Corporate Stock Transfer, Inc., 3200 South Cherry Creek Drive, Suite 403, Denver, Colorado 80209.

Dividend Policy

     While there currently are no restrictions prohibiting us from paying dividends to our stockholders, we have not paid any cash dividends on our common stock, in the past and do not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund our future operations. There can be no assurance that we will pay dividends at any time in the future.

Price Range of Common Stock

     The common stock presently is traded on the over-the-counter market on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. ("NASD"). The NASDAQ symbol for the common stock is "NPCT." The common stock is also traded on the Frankfurt Stock Exchange under the symbol "NPI" and on the Hamburg Stock Exchange under the symbol "916132."

     The following table sets forth the range of high and low bid quotations for the common stock of each full quarterly period during the last three fiscal quarters, rounded to the nearest penny. The quotations were obtained from information published by the NASD and reflect interdealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The average of the closing bid and asked prices for the common stock on the OTC Bulletin Board was $2.53 on May 22, 2000 (rounded to the nearest penny).

          Fiscal Quarter                        High             Low
          --------------                        ----             ---

        March 31, 2000                          $6.19           $2.44

        December 31, 1999                       $2.25           $1.81

        September 30, 1999                      $0.41           $0.34

     While a limited market did exist for the common stock under our former names of Mendell-Denver Corporation and Sunlight Systems, Ltd., it was so insignificant in volume that it was not representative of a true market or a realistic market valuation of the common stock. Accordingly, any information relating to former market activity is deemed immaterial and has not been included herein. This information can be obtained from the NASD by anyone interested in this type of historical data.

     As of March 31, 2000, there were 135 holders of record of our 34,435,791 outstanding shares of common stock. Based upon information provided to us by persons holding our common stock for the benefit of others, it is estimated that we had in excess of 1,000 beneficial owners of our common stock as of March 31, 2000.

                             DESCRIPTION OF WARRANTS

General

     We may issue warrants to purchase our common stock. We may issue warrants independently or together with our common stock and the warrants that we issue may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements that may include a bank, trust company or other financial institution as a warrant agent. The warrant agent would act solely as our agent in connection with the warrants being offered and it will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     .    The title of the warrants;

     . The designation, amount and terms of the common stock for which the warrants are exercisable;

     .    The price or prices at which the warrants will be issued;

     .    The aggregate number of warrants;

     . Any provisions for adjustments in the number or amount of shares of common stock receivable upon exercise of the warrants or the exercise price of the warrants;

     . The price or prices at which the common stock purchasable upon exercise of the warrants may be purchased;

     .    The conditions, if any, under which we may purchase the warrants;

     . The date on and after which, if any, the warrants and the common stock purchasable upon exercise of the warrants are separately transferable;

     . Other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     . The date on which the right to exercise the warrants shall commence, and the date on which the rights shall expire; and

     . The maximum or minimum number of warrants which may be exercised at any time.

No market for warrants

     Currently there exists no public market for any warrants and no assurances can be given that a public market will develop in the future. See "RISK FACTORS
- No market exists for the warrants."

Exercise of Warrants

     Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered by that prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered in that prospectus supplement. Any warrants not exercised by that time will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants being offered by that prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                              PLAN OF DISTRIBUTION

     The terms of any offering of the securities described in this prospectus will be set forth in the applicable prospectus supplement. We may sell the securities offered in this prospectus:

 .  directly to purchasers;
 .  through agents;
 .  through dealers;
 .  through underwriters;
 .  directly to our stockholders; or
 .  through a combination of any of these methods of sale.

     We may effect the distribution of the securities offered in this prospectus from time to time in one or more transactions either:

 .  at a fixed price or prices, which may be changed;
 .  at market prices prevailing at the time of sale;
 . at prices related to the prevailing market prices; or . at negotiated prices.

     We may directly solicit offers to purchase the securities offered in this prospectus. Agents that we designate from time to time may also solicit offers to purchase the securities offered in this prospectus. The applicable prospectus supplement will set forth the name of any agent that we designate, that is involved in the offer or sale of the securities offered in this prospectus and who may be deemed to be an "underwriter" as that term is defined in the Securities Act, and any commissions payable by us to an agent named in the prospectus supplement will also be disclosed in that prospectus supplement.


     If we utilize a dealer in selling the securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell those offered securities to the public at varying prices to be determined by that dealer at the time of resale.

     If we utilize an underwriter or underwriters in the offer and sale of the securities described in this prospectus, we will name each underwriter that is to be utilized in the applicable prospectus supplement, which will be used by each underwriter to make resales of the securities offered in this prospectus. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Also, underwriters may receive warrants as additional underwriting compensation.

     Underwriters may also sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement, as well as any warrants received by them as additional underwriting compensation. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

                                  LEGAL MATTERS

     Some of the legal matters relating to the securities to be offered by this prospectus will be passed upon for us by the law firm of Kutak Rock LLP, Denver, Colorado.


                                     EXPERTS

     Our financial statements incorporated herein by reference have been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn & Co., independent certified public accountants, which expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act and, therefore, we file reports and other information with the SEC. Those reports and other information can be obtained at or from:

     . the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, information about which can be obtained by calling the SEC at 1-800-SEC-0330;

     . the SEC's New York regional office at Seven World Trade Center, 13th Floor, New York, New York 10048;

     . the SEC's Chicago regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     . the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC.

Some locations may charge prescribed or modest fees for copies.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus, or after the date of this initial registration statement and before the effectiveness of the registration statement.

     . Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 that was filed with the SEC on September 28, 1999;

     . Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 that was filed with the SEC on November 12, 1999;

     . Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999 that was filed with the SEC on February 11, 2000; and

     . Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 that was filed with the SEC on March 15, 2000.

     On request we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents.

                              ABOUT THIS PROSPECTUS

     We filed the registration statement using a "shelf" registration process. Under this process, we may, from time to time, offer any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $30,000,000. The price to be paid for our offered securities will be determined at the time of the sale. Each time that we offer our securities, we will provide a supplement to this prospectus detailing specific information about each proposed sale.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus is only a part of that registration statement, and does contain all of the information that is included in the registration statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the registration statement and to an actual copy of the contract or document filed as an exhibit to the registration statement for more complete information. The registration statement may be obtained from the SEC through one of the methods described above in "AVAILABLE INFORMATION."

--------------------------------------------------------------------------------

The only sources of information given to you by us about your investment decision are this prospectus and any documents referred to in this prospectus. We did not authorize anyone to give you any other information about your investment decision.

This prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive those offers for sale are prohibited from doing so under state law, this prospectus is not meant to induce sale of the securities described in this prospectus.



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

FORWARD-LOOKING STATEMENTS....................................................2
PROSPECTUS SUMMARY............................................................3
RISK FACTORS..................................................................5
USE OF PROCEEDS..............................................................11
THE COMPANY..................................................................12
DESCRIPTION OF COMMON STOCK..................................................20
DESCRIPTION OF WARRANTS......................................................22
PLAN OF DISTRIBUTION.........................................................23
LEGAL MATTERS................................................................24
EXPERTS......................................................................24
AVAILABLE INFORMATION........................................................24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................25
ABOUT THIS PROSPECTUS........................................................25

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               Common Stock and Warrants to Purchase Common Stock









                                   NANOPIERCE
                               TECHNOLOGIES, INC.


               COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK




                              ---------------------

                                   PROSPECTUS

                              ---------------------





                                 May __, 2000






--------------------------------------------------------------------------------

      PART II                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other              The following are the estimated  expenses in
Expenses of Issuance     connection with the registration and distribution of
and Distribution.        the shares and warrants:

                             Securities and Exchange Commission
                             Registration Fee                        $   8,617
                             Printing and Engraving Expenses            10,000*
                             Accounting Fees and Expenses               15,000*
                             Legal Fees and Expenses                    35,000*
                             Miscellaneous                               1,383*
                                                                     ----------
                                       Total                           $70,000*

                          ---------------
                          *Estimated.

Item 15.                 Article VII of the registrant's Articles of
Indemnification     Incorporation, as amended, provides that the registrant
of Directors and    shall indemnify its directors, officers, employees and
Officers.           agents to the maximum extent and in accordance with the
                    provisions of the Nevada General Corporation Law, as in effect from time to time. Sections 78.7502 and 78.751 of the Nevada General Corporation Law provide generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgements, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action or any administrative or investigative proceeding, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection therewith, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Section
                    78.751 permits a Nevada corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and Section 78.752 permits a Nevada corporation to purchase indemnity insurance or make other financial arrangements on behalf of its directors and officers.

                         Article VIII of the registrant's Articles of
                    Incorporation provides that directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (a) any breach of the director's loyalty to the registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any transaction from which the director receives an improper personal benefit, or (d) any other act expressly proscribed or for which directors are otherwise liable under the Nevada General Corporation Law. See Item 17 "Undertakings" herein.

Item 16.            (a) Exhibits. The following is a complete list of Exhibits
Exhibits and        filed as part of this registration statement. Exhibit
Financial           numbers correspond to the numbers in the exhibit table of
Statement           Item 601 of Regulation S-B.
Schedules.

Exhibit No.                                Description

   2.00 Agreement dated February 26, 1998, by and among the registrant, Particle Interconnect Corporation and Intercell Corporation (incorporated by reference to Exhibit 2.01 to the registrant's Current Report on Form 8-K, dated February 26, 1998, filed on March 12, 1998)
   3.01 The Articles of Incorporation of registrant (incorporated by reference to Exhibit 4.01 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, filed on October 8, 1998)
   3.02 Amendment to the Articles of Incorporation of registrant (incorporated by reference to Exhibit 4.02 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, filed on October 8, 1998)

   3.03             Amendment to the Articles of Incorporation of registrant
                    (incorporated by reference to the registrant's Registration
                    Statement on Form S-3 (File No. 333-31118) filed February
                    25, 2000)
  #5.00             Opinion from Kutak Rock LLP
 *23.01             Consent of Gelfond Hochstadt Pangburn & Co.
 #23.02             Consent of Kutak Rock LLP (included in Exhibit 5.00)
 *24.00             Power of Attorney (included on page II-5 of this
                    registration statement)

------------------
*Filed herewith.
#Previously filed.

Item 17.  Undertakings.

     (a) The undersigned registrant will:

          (i) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (1) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (3) include any additional or changed material information on the plan of distribution.

               (ii) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 23, 2000.

                                        NANOPIERCE TECHNOLOGIES, INC.



                                        By /s/ Paul H. Metzinger
                                           -------------------------------------
                                           PAUL H. METZINGER, President, Chief
                                           Executive Officer and Director

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul H. Metzinger and Herbert J. Neuhaus, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, lawfully may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement on Form S-3 is signed by the following persons in the capacities and on the dates indicated.

                Signature                               Title                            Date
/s/ Paul H. Metzinger                      President, Chief Executive               May 23, 2000
--------------------------------------     Officer and Director
PAUL H. METZINGER                          (Principal Executive Officer)

****                                       Director                                 May 23, 2000
--------------------------------------
HERBERT J. NEUHAUS

****                                       Chief Financial Officer                  May 23, 2000
--------------------------------------     (Principal Accounting Officer)
KRISTI J. KAMPMANN

By: /s/ Paul H. Metzinger
--------------------------------------
PAUL H. METZINGER, as attorney-in-fact



                                  EXHIBIT INDEX

Exhibit No.                               Description


   2.00             Agreement dated February 26, 1998, by and among the
                    registrant, Particle Interconnect Corporation and Intercell
                    Corporation (incorporated by reference to Exhibit 2.01 to
                    the registrant's Current Report on Form 8-K, dated February
                    26, 1998, filed on March 12, 1998)
   3.01             The Articles of Incorporation of registrant (incorporated by reference to Exhibit 4.01 to the registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998,
                    filed on October 8, 1998)
   3.02             Amendment to the Articles of Incorporation of registrant
                    (incorporated by reference to Exhibit 4.02 to the
                    registrant's Annual Report on Form 10-KSB for the fiscal
                    year ended June 30, 1998, filed on October 8, 1998)
   3.03             Amendment to the Articles of Incorporation of registrant
                    (incorporated by reference to the registrant's Registration
                    Statement on Form S-3 (File No. 333-31118) filed February
                    25, 2000)
  #5.00             Opinion from Kutak Rock LLP
 *23.01             Consent of Gelfond Hochstadt Pangburn & Co.
 #23.02             Consent of Kutak Rock LLP (included in Exhibit 5.00)
 *24.00             Power of Attorney (included on page II-5 of this
                    registration statement)

-------------------
*Filed herewith.
#Previously filed.